Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
AutoNation, Inc.:
We consent to the incorporation by reference in the registration statements listed below of AutoNation, Inc. of our reports dated February 18, 2020, with respect to the consolidated balance sheets of AutoNation, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of AutoNation, Inc.

•	Form S-3 Registration No. 333-229818;

•	Form S-4 Registration No. 333-41505 and 333-17915; and

•
Form S-8 Registration No. 333-216482, 333-214308, 333-195706, 333-175830, 333-170737, 333-150756, 333-143250, 333-130019, 333-81888, 333-90819, 333-56967, 333-42891, 333-29265, 333-20669, 333-19453, 033-93742, and 333-07623

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for leases due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2019; and revenues and related costs due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective January 1, 2018.
/s/ KPMG LLP
Fort Lauderdale, Florida
February 18, 2020